The Scotts Miracle-Gro Company      NEWS

ScottsMiracle-Gro Announces Full-Year Financial Results;

Sales Improve 7% in Fourth Quarter Led by Consumer Purchases in the U.S.

•	Company-wide sales increase 4% for the year, 7% in the quarter
•	Global Consumer sales increase 2% for the year; up 8% in the quarter
•	Global Professional sales increase 24% for the year; 20% in the quarter
•	Strong working capital management leads to free cash flow of $141 million
•	Company outlines preliminary outlook for fiscal 2009

MARYSVILLE, Ohio (October 31, 2008) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that company-wide sales in fiscal 2008 increased 4 percent to a record $2.98 billion.

Adjusted net income for fiscal 2008 – which excludes one-time charges primarily related to product recalls, registration issues and impairment – was $134.1 million, or $2.05 per share, which was in line with the guidance the Company provided in May. On a reported basis, the Company had a net loss for the year of $10.9 million, or $0.17 per share, compared with net income of $113.4 million, or $1.69 per diluted share, in fiscal 2007.

The full-year results were bolstered by a strong fourth quarter, during which company-wide sales increased 7 percent, including 8 percent growth in the Global Consumer segment.

“We’re satisfied with the full-year results we are reporting and encouraged by the positive sales momentum in the fourth quarter,” said Jim Hagedorn, chairman and chief executive officer. “Consumer purchases of our products in the U.S. increased 4 percent in the fourth quarter due to double-digit growth throughout the Midwest and solid results in the Northeast and Mid-Atlantic. We continued to see particularly strong growth in our gardening business, especially in value-added growing media products.

“While our lawn fertilizer business declined on a full-year basis, we were encouraged that our largest and most important product, Scotts Turf Builder Plus 2, finished 2008 with 20 consecutive weeks of growth compared to last season. We also saw consistent growth throughout the year in our flagship Scotts Turf Builder fertilizer product.”

The Company established earnings guidance of $2.00 per share on an adjusted basis for fiscal 2009 based on the assumption of nominal sales growth.

“While the economic climate is challenging, we are cautiously optimistic that we can meet our guidance of $2 per share and, perhaps, perform even better depending on the level of consumer engagement next spring,” Hagedorn said. “In addition to an improving commodity outlook, we believe have strong consumer programs in place for next season and that our retail partners remain supportive of the category.”

FOURTH QUARTER RESULTS

For the quarter, company-wide sales increased 7 percent to $544.2 million. The Global Consumer segment reported 8 percent growth to $328.9 million, due largely to a 4 percent improvement in consumer purchases in the U.S. Consumer purchases were especially strong in the Midwest, up 14 percent, and increased 5 percent in both the Northeast and Mid-Atlantic regions as well.

Global Professional sales improved 20 percent to $88.2 million due to higher demand of the Company’s proprietary time-released fertilizer product and increased pricing to offset commodity costs. Scotts LawnService reported a 4 percent sales increase in the quarter to $89.7 million. Smith & Hawken sales decreased 17 percent to $37.6 million.

Gross margins, excluding the impact of product recalls, declined to 26.0 percent. The decline was due almost entirely to higher commodity costs, particularly related to higher urea and diesel prices. The Company also recorded a non-cash impairment charge of $13.5 million, principally related to a revised value for Smith & Hawken. The amount of these charges remains estimated until the evaluation is complete and the Company files its Form 10-K in late November.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $9.3 million, compared with a gain of $22.2 million a year earlier. Excluding product recalls and registration issues, as well as impairment charges, the Company reported a net loss in the quarter of $17.5 million, or $0.27 per share, compared with a loss of $6.7 million, or $0.10 per share. On a reported basis, the Company recorded a loss in the quarter of $34.7 million, or $0.54 per share, compared with a loss of $40.3 million, or $0.63 per share, in 2007.

FULL YEAR RESULTS

On a company-wide basis, sales improved 4 percent to a record $2.98 billion. Sales for the Global Consumer business improved 2 percent for the year to $2.22 billion. This increase is in line with consumer purchases at retail in the U.S., which also improved 2 percent for the full year. Approximately 80 percent of Global Consumer sales are generated in the United States. Excluding the impact of foreign exchange rates, segment sales increased 1 percent.

Global Professional sales increased 24 percent to $348.8 million. Excluding the impact of foreign exchange rates, the segment improved 17 percent. Scotts LawnService, which is the Company’s most economically sensitive segment, reported 7 percent growth to $247.4 million. Smith & Hawken sales decreased 14 percent to $158.6 million.

Gross margin rate, excluding the impact of product recalls, declined 190 basis points to 33.1 percent. Selling, general and administrative expenses (SG&A) increased 2 percent for the year to $717.6 million. The modest increase includes increased investments in both selling as well as research and development.

Adjusted EBITDA was $318.4 million compared with $382.6 million in 2007. Adjusted net income for the full year, was $134.1 million, or $2.05 per share, compared with $158.8 million, or $2.37 per share a year earlier. Net loss on a reported basis was $10.9 million, or $0.17 per share, compared with net income of $113.4 million, or $1.69 per diluted share in 2007. The adjusted results for 2008 exclude approximately $51 million related to costs associated with product recalls and registration issues. It also excludes non-cash impairment charges of $136.8 million. The adjusted results for 2007 exclude both the one-time costs of $18.3 million related to refinancing and impairment charges of $38.0 million.

Inventories increased just $10 million to $416 million despite lower than expected sales and sharply higher commodity prices. Overall, strong working capital management allowed ScottsMiracle-Gro to report free cash flow of $141 million for the year, slightly higher than the Company had projected.

“In a challenging environment we were able to deliver a solid result and I am particularly pleased with our focus on working capital and free cash flow,” said Dave Evans, chief financial officer. “Both of these metrics will remain a key focus in 2009.”

The Company will discuss its fourth quarter and full-year results during a Webcast and conference call at 8:30 a.m. Eastern Time today. This call will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.

An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro

With $3.0 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:

•	Adverse weather conditions could adversely affect our sales and financial results;
•	Our historical seasonality could impair our ability to pay obligations and operating expenses as they come due;
•
An inability to remain in compliance with current debt covenants could impact our projected interest expense or ability to obtain additional credit without significant costs and therefore could adversely affect our financial health;

•	Public perceptions regarding the safety of our products, particularly in light of our recently announced product recalls, could adversely affect us;
•
Costs associated with our previously announced product recalls and product registration issues and the corresponding governmental investigation, including recall costs, legal and advertising expenses, lost sales and potential governmental fines could adversely affect our financial results;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;
•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and
•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Twelve Months
Ended September 30, 2008 and September 30, 2007
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 11

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2008	September 30, 2007	% Change	September 30, 2008	September 30, 2007	% Change
Net sales		$544.2	$508.9	7%	$2,981.8	$2,871.8	4%
Cost of sales		403.0	350.8		1,999.9	1,867.3
Cost of sales - product registrations/recalls		4.4	-		27.2	-

Gross profit		136.8	158.1	-13%	954.7	1,004.5	-5%
% of sales		25.1%	31.1%		32.0%	35.0%

Operating expenses:
Selling, general and administrative		158.0	156.5	1%	717.6	700.9	2%
Impairment and product registrations/recalls		19.4	38.0		149.5	38.0
Other income, net		(0.8)	(4.5)		(10.4)	(11.5)

Total operating expenses		176.6	190.0	-7%	856.7	727.4	18%

Income (loss) from operations		(39.8)	(31.9)	-25%	98.0	277.1	-65%
% of sales		-7.3%	-6.3%		3.3%	9.6%

Costs related to refinancings		-	-		-	18.3
Interest expense		17.6	18.4		82.2	70.7

Income (loss) before taxes		(57.4)	(50.3)	-14%	15.8	188.1	-92%

Income tax expense (benefit)		(22.7)	(10.0)		26.7	74.7

Net income (loss)		(34.7)	(40.3)	14%	(10.9)	113.4

Basic income (loss) per share	(1)	$(0.54)	$(0.63)	14%	$(0.17)	$1.74

Diluted income (loss) per share	(2)	$(0.54)	$(0.63)	14%	$(0.17)	$1.69

Common shares used in basic income (loss) per share calculation		64.7	63.9	1%	64.5	65.2	-1%

Common shares and potential common shares used in diluted income (loss) per share calculation		64.7	63.9	1%	65.4	67.0	-2%

Results of operations excluding restructuring, refinancing charges, loss on impairment and other charges:

Adjusted net income (loss)	(4)	$(17.5)	$(6.7)		$134.1	$158.8	-16%

Adjusted diluted income (loss) per share	(2) (4)	$(0.27)	$(0.10)		$2.05	$2.37	-13%

Adjusted EBITDA	(3) (4)	$(9.3)	$22.2		$318.4	$382.6	-17%

Pro forma results as if the recapitalization transactions and related debt restructuring occurred as of the the beginning of each fiscal year

Pro forma adjusted net income	(4) (5)				$134.1	$143.5	-7%

Pro forma adjusted diluted income per share	(4) (5)				$2.05	$2.19	-6%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment - Three and Twelve Months
Ended September 30, 2008 and September 30, 2007
(in millions)
(unaudited)

	Three Months Ended
	September 30,	September 30,
	2008	2007	% Change

Global Consumer	$328.9	$303.9	8%

Global Professional	88.2	73.4	20%

Scotts LawnService®	89.7	86.4	4%

Corporate & Other	37.4	45.2	-17%

Consolidated	$544.2	$508.9	7%

	Twelve Months Ended
	September 30,	September 30,
	2008	2007	% Change

Global Consumer	$2,227.8	$2,176.2	2%

Global Professional	348.8	281.9	24%

Scotts LawnService®	247.4	230.5	7%

Corporate & Other	157.8	183.2	-14%

Consolidated	$2,981.8	$2,871.8	4%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
September 30, 2008 and 2007
(Unaudited)
(in millions)

	September 30,	September 30,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$84.7	$67.9
Accounts receivable, net	406.4	397.8
Inventories, net	415.9	405.9
Prepaids and other current assets	148.2	127.7

Total current assets	1,055.2	999.3

Property, plant and equipment, net	344.1	365.9
Goodwill, net	377.7	462.9
Other intangible assets, net	367.2	418.8
Other assets	22.4	30.3

Total assets	$2,166.6	$2,277.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of debt	$150.0	$86.4
Accounts payable	207.6	202.5
Other current liabilities	320.5	297.7

Total current liabilities	678.1	586.6

Long-term debt	849.5	1,031.4
Other liabilities	202.3	179.9

Total liabilities	1,729.9	1,797.9

Shareholders' equity	436.7	479.3

Total liabilities and shareholders' equity	$2,166.6	$2,277.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended September 30, 2008 and September 30, 2007
Note: See Notes 3, 4 and 5 to the Accompanying Footnotes on Page 11

	Three Months Ended September 30, 2008				Three Months Ended September 30, 2007
	As Reported	Product Registration/ Recalls	Impairment	Adjusted	As Reported	Impairment	Adjusted
Net sales	$544.2	$1.9	$-	$542.3	$508.9	$-	$508.9
Cost of sales	403.0	1.7	-	401.3	350.8	-	350.8
Cost of sales - product registrations/recalls	4.4	4.4	-	-	-	-	-

Gross profit	136.8	(4.2)	-	141.0	158.1	-	158.1
% of sales	25.1%			26.0%	31.1%		31.1%

Operating expenses:
Selling, general and administrative	158.0	-	-	158.0	156.5	-	156.5
Impairment and product registrations/recalls	19.4	5.9	13.5	-	38.0	38.0	-
Other income, net	(0.8)	-	-	(0.8)	(4.5)	-	(4.5)

Total operating expenses	176.6	5.9	13.5	157.2	190.0	38.0	152.0

Income (loss) from operations	(39.8)	(10.1)	(13.5)	(16.2)	(31.9)	(38.0)	6.1
% of sales	-7.3%			-3.0%	-6.3%		1.2%

Costs related to refinancings	-	-	-	-	-	-	-
Interest expense	17.6	-	-	17.6	18.4	-	18.4

Loss before taxes	(57.4)	(10.1)	(13.5)	(33.8)	(50.3)	(38.0)	(12.3)

Income tax benefit	(22.7)	(17.9)	11.5	(16.3)	(10.0)	(4.4)	(5.6)

Net loss	$(34.7)	$7.8	$(25.0)	$(17.5)	$(40.3)	$(33.6)	$(6.7)

Basic loss per share	$(0.54)	$0.12	$(0.39)	$(0.27)	$(0.63)	$(0.53)	$(0.10)

Diluted loss per share	$(0.54)	$0.12	$(0.39)	$(0.27)	$(0.63)	$(0.53)	$(0.10)

Common shares used in basic loss per share calculation	64.7	64.7	64.7	64.7	63.9	63.9	63.9

Common shares and potential common shares used in diluted loss per share calculation	64.7	64.7	64.7	64.7	63.9	63.9	63.9

Net loss	$(34.7)				$(40.3)
Income tax expense	(22.7)				(10.0)
Interest expense	17.6				18.4
Depreciation	13.8				12.1
Amortization, including marketing fees	3.6				4.0
Impairment of assets	13.5				38.0
Product registrations/recalls, non-cash portion	(0.4)				-

Adjusted EBITDA	$(9.3)				$22.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Twelve
Months Ended September 30, 2008 and September 30, 2007
Note: See Notes 3, 4 and 5 to the Accompanying Footnotes on Page 11

	Twelve Months Ended September 30, 2008				Twelve Months Ended September 30, 2007
	As Reported	Product Registrations/ Recalls	Impairment	Adjusted	As Reported	Costs related to refinancings	Impairment	Adjusted	Pro Forma Adjustments	Pro Forma Adjusted
Net sales	$2,981.8	$(22.3)	$-	$3,004.1	$2,871.8	$-	$-	$2,871.8	$-	$2,871.8
Cost of sales	1,999.9	(11.1)	-	2,011.0	1,867.3	-	-	$1,867.3	-	1,867.3
Cost of sales - product registrations/recalls	27.2	27.2	-	-	-	-	-	-	-	-

Gross profit	954.7	(38.4)	-	993.1	1,004.5	-	-	1,004.5	-	1,004.5
% of sales	32.0%			33.1%	35.0%			35.0%		35.0%

Operating expenses:
Selling, general and administrative	717.6	-	-	717.6	700.9	-	-	700.9	-	700.9
Impairment and product registrations/recalls	149.5	12.7	136.8	-	38.0	-	38.0	-	-	-
Other income, net	(10.4)	-	-	(10.4)	(11.5)	-	-	(11.5)	-	(11.5)

Total operating expenses	856.7	12.7	136.8	707.2	727.4	-	38.0	689.4	-	689.4

Income from operations	98.0	(51.1)	(136.8)	285.9	277.1	-	(38.0)	315.1	-	315.1
% of sales	3.3%			9.5%	9.6%			11.0%		11.0%

Costs related to refinancings	-	-	-	-	18.3	18.3	-	-	-	-
Interest expense	82.2	-	-	82.2	70.7	-	-	70.7	23.6	94.3

Income before taxes	15.8	(51.1)	(136.8)	203.7	188.1	(18.3)	(38.0)	244.4	(23.6)	220.8

Income tax expense	26.7	(17.9)	(25.0)	69.6	74.7	(6.5)	(4.4)	85.6	(8.3)	77.3

Net income (loss)	$(10.9)	$(33.2)	$(111.8)	$134.1	$113.4	$(11.8)	$(33.6)	$158.8	$(15.3)	$143.5

Basic income (loss) per share	$(0.17)	$(0.51)	$(1.73)	$2.08	$1.74	$(0.18)	$(0.52)	$2.44	$(0.18)	$2.26

Diluted income (loss) per share	$(0.17)	$(0.51)	$(1.71)	$2.05	$1.69	$(0.18)	$(0.50)	$2.37	$(0.18)	$2.19

Common shares used in basic income (loss) per share calculation	64.5	64.5	64.5	64.5	65.2	65.2	65.2	65.2		63.4

Common shares and potential common shares used in diluted income (loss) per share calculation	65.4	65.4	65.4	65.4	67.0	67.0	67.0	67.0		65.4

Net income (loss)	$(10.9)				$113.4
Income tax expense	26.7				74.7
Interest expense	82.2				70.7
Costs related to refinancing	-				18.3
Depreciation	53.9				51.4
Amortization, including marketing fees	16.4				16.1
Impairment of assets	136.8				38.0
Product registrations/recalls, non-cash portion	13.3				-

Adjusted EBITDA	$318.4				$382.6

Net income (loss)	$(10.9)				$113.4
Depreciation	53.9				51.4
Amortization, including marketing fees	16.4				16.1
Impairment of assets	136.8				38.0
Stock-based compensation	12.5				13.3
Costs related to refinancing	-				18.3
Changes in working capital and other	(7.8)				(3.9)
Investment in property, plant and equipment	(56.1)				(54.0)
Investment in intellectual property	(4.1)				-

Free cash flow	$140.7				$192.6

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)

Results of Operations

(1)	Basic income (loss) per common share is calculated by dividing net income (loss) by average common shares outstanding during the period.

(2)
Diluted income (loss) per share is calculated by dividing net income (loss) by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, and restricted stock) outstanding during the period. If there is a loss for any period, diluted shares are equal to basic shares as dilutive potential common shares are anti-dilutive.

(3)
"Adjusted EBITDA" is defined as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of discontinued operations, the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items effecting net income (loss). Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net income and adjusted diluted income per share - These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, and other unusual items such as costs or gains relate to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Pro forma adjusted net income and pro forma adjusted diluted income per share - These measures include interest expense and diluted shares which have been computed as if the recapitalization transactions were completed as described in Note 5 below.

Adjusted EBITDA - The presentation of adjusted EBITDA is provided as a convenience to the Company's lenders because adjusted EBITDA is a component of certain debt covenants.

Free cash flow - This annual measure is often used by analysts and creditors as a measure of a company’s ability to service debt, reinvest in the business beyond normal capital expenditures, and return cash to shareholders. Free cash flow is equivalent to cash provided by operating activities as defined by generally accepted accounting principles less capital expenditures.

The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders.

(5)
During the second quarter of fiscal 2007, Scotts Miracle-Gro completed a significant recapitalization plan. The objective of this plan, announced on December 12, 2006, was to return $750 million to the Company's shareholders. This was accomplished via a share repurchase that totaled $245.5 million, or 4.5 million shares, which was completed via a modified Dutch auction tender offer on February 14, 2007, and a special one-time cash dividend of $8.00 per share, totaling $508.0 million, which was paid on March 5, 2007 to shareholders of record as of February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating to $2.15 billion. As part of this debt restructuring, the Company launched a successful tender offer for all of its $200 million 6 5/8% senior subordinated notes, which were retired in the second quarter of fiscal 2007.

Subsequent to the completion of this recapitalization, the Company's interest expense has been and will be significantly higher as a result of the borrowings incurred to fund the cash returned to shareholders and related expenses. The following pro forma incremental interest expense has been determined as if the Company had completed these recapitalization transactions as of October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute this pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted shares are also provided.

	Fiscal 2007
	Q1	Q2
Incremental interest on recapitalization borrowings	$13.1	$8.7
New credit facility interest rate differential	1.0	0.5
Incremental amortization of new credit facility fees	0.2	0.1

Pro forma incremental interest from recapitalization	$14.3	$9.3

Year-to-date incremental interest		$23.6